Exhibit 99.1

Ventyx Biosciences Reports Third Quarter Financial Results and Provides Business Update

Wholly-owned pipeline with three clinical-stage programs targeting significant inflammatory and immunology disease markets

Dosing initiated in a multiple-ascending dose (MAD) Phase 1 trial for VTX958, an oral, selective tyrosine kinase type 2 (TYK2) inhibitor, and a Phase 1 trial for VTX2735, an oral Nod-like receptor protein 3 (NLRP3) inhibitor

Completed upsized initial public offering (IPO) of common stock, raising approximately $174.3 million in gross proceeds, including full exercise of underwriters’ option to purchase additional shares

ENCINITAS, Calif., November 17, 2021 (GLOBE NEWSWIRE) – Ventyx Biosciences, Inc. (Nasdaq: VTYX), (“Ventyx” or the “Company”), a clinical-stage biopharmaceutical company focused on advancing new therapies for millions of patients living with inflammatory diseases and autoimmune disorders, today announced financial results for the quarter ended September 30, 2021.

“I am proud of our team’s accomplishments as we work to build a leading immunology company that has three clinical stage programs,” said Raju Mohan, Chief Executive Officer of Ventyx. “By selectively modulating key immune targets we have been able to generate differentiated drug candidates that have the potential to improve and expand treatment options for the millions of patients suffering from inflammatory diseases and autoimmune disorders. We believe our capital position, supplemented by funds raised via our October IPO, provides us the opportunity to advance our clinical pipeline towards multiple important data catalysts.”

Recent Corporate and Financial Highlights

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On October 25, 2021, the Company announced the closing of its upsized initial public offering of 10,893,554 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 1,420,898 additional shares, at an initial public offering price of $16.00 per share. The aggregate net proceeds from the offering were approximately $158.8 million after deducting underwriting discounts, commissions and offering expenses.

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Announced the appointment of Sheila Gujrathi, M.D. to the Board of Directors as Executive Chair and Jörn Drappa, M.D., Ph.D. as Chief Medical Officer. The Company also expanded the Board of Directors with the appointment of William White as an independent director and appointed Luisa Salter-Cid, Ph.D. as Chair of the Scientific Advisory Board.

•	On September 9, 2021, the Company closed a $51.0 million Series B convertible preferred stock financing round.

Business Update

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VTX958 (TYK2 Inhibitor): The Company’s lead product candidate is VTX958, an allosteric, orally bioavailable TYK2 inhibitor designed to selectively inhibit TYK2 without detectable inhibition of other JAK isoforms. We believe VTX958 has the potential to address a broad range of immune-mediated diseases, such as psoriasis, psoriatic arthritis, Crohn’s disease and lupus, each of which represent substantial market opportunities. We completed the single-ascending dose portion of our Phase 1 trial for VTX958 and initiated dosing in the MAD trial in the fourth quarter of 2021.

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VTX002 (S1P1R Modulator): We are developing VTX002, an oral, selective Phase 2-ready sphingosine 1 phosphate receptor 1 (S1P1R) modulator for ulcerative colitis (UC). S1P1R is a clinically validated target. In our Phase 1 trial, VTX002 was well tolerated across all doses tested while producing dose-dependent reductions of circulating lymphocytes, a key biomarker of S1P1R modulator activity. Based on these data, we plan to initiate a Phase 2 randomized, placebo-controlled clinical trial in moderate-to-severe UC patients in the fourth quarter of 2021. We believe that this trial, along with an additional Phase 3 trial, may serve as the first of two pivotal trials required for registration.

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VTX2735 (NLRP3 Inhibitor): We are developing a comprehensive portfolio of NLRP3 inhibitors to address multiple indications driven by NLRP3 inflammasome activation. Our oral, selective and peripherally restricted NLRP3 inhibitor, VTX2735, targets systemic inflammatory diseases, such as cardiovascular, hepatic, renal and rheumatologic diseases. We initiated dosing of VTX2735 in a Phase 1 trial in the fourth quarter of 2021.

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Preclinical Pipeline: In addition to VTX2735, we are developing CNS-penetrant NLRP3 inhibitors and are currently evaluating candidates in the late stages of lead optimization. Based on preclinical and clinical evidence underscoring the pathogenic role of NLRP3 in neurodegenerative diseases, we believe CNS-penetrant NLRP3 inhibitors may have potential therapeutic utility for the treatment of Alzheimer’s disease, Parkinson’s disease, amyotrophic lateral sclerosis and multiple sclerosis.

Third Quarter 2021 Financial Results

The presentation of the balances and amounts below for the third quarter 2021 reflect the financial results of Ventyx Biosciences, Inc. and its two wholly-owned subsidiaries, Oppilan Pharma, Ltd. and Zomagen Biosciences, Ltd., on a consolidated basis, as of the acquisition date of February 26, 2021. The presentation of the balances and amounts below for the third quarter 2020 reflect the financial results of Ventyx Biosciences, Inc. on a standalone basis.

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Cash Position: Cash, cash equivalents and marketable securities were $142.0 million as of September 30, 2021. This does not include an additional $158.8 million in net proceeds from the Company’s IPO in October 2021 after deducting underwriting discounts, commissions and offering expenses.

•	Research and Development (R&D) Expenses: R&D expenses were $10.5 million for the three months ended September 30, 2021, compared to $2.0 million for the same period in 2020.

•	General and Administrative (G&A) Expenses: G&A expenses were $2.2 million for the three months ended September 30, 2021, compared to $0.2 million for the same period in 2020.

•	Other Expenses: Other expenses were $0 for the three months ended September 30, 2021, compared to $4.9 million for the same period in 2020.

•	Net Loss: Net loss was $12.8 million for the three months ended September 30, 2021, compared to $7.2 million for the same period in 2020.

About Ventyx Biosciences

Ventyx is a clinical-stage biopharmaceutical company focused on advancing new therapies for millions of patients living with inflammatory diseases and autoimmune disorders. Our clinical stage pipeline includes VTX958, a Phase 1 allosteric TYK2 inhibitor for the treatment of a broad range of autoimmune diseases, VTX002, a Phase 2-ready S1P1 receptor modulator for the treatment of ulcerative colitis, and VTX2735, a Phase 1 peripheral inhibitor of the NLRP3 inflammasome, which is a mediator of multiple inflammatory conditions. Ventyx is headquartered in Encinitas, California. For more information about Ventyx, please visit www.ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the anticipated timing of enrollment of clinical trials for Ventyx’s product candidates; the expectation that the Phase 2 clinical trial for VTX002, along with an additional Phase 3 trial, may serve as the first of two pivotal trials required for registration; the potential of Ventyx’s product candidates to address a broad range of immune-mediated diseases; the potential of CNS-penetrant NLRP3 inhibitors to treat Alzheimer’s disease, Parkinson’s disease, amyotrophic lateral sclerosis and multiple sclerosis; plans to advance Ventyx’s product candidates; and the expected timeframe for funding Ventyx’s operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the ongoing global outbreak of the COVID-19 pandemic, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of Ventyx’s clinical trials and preclinical studies for its product candidates; interim results do not necessarily predict final results and one or more of the outcomes may materially change as the trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; Ventyx may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s final prospectus filed pursuant to Rule 424(b)(4) on October 21, 2021, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact

Patti Bank

Managing Director

ICR Westwicke

(415) 513-1284

IR@ventyxbio.com

Ventyx Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development (includes related party amounts of $287, $179, $839 and $653, respectively)	$10,545	$1,990	$44,657	$5,059
General and administrative (includes related party amounts of $0, $107, $116 and $328, respectively)	2,242	245	4,664	551

Total operating expenses	12,787	2,235	49,321	5,610

Loss from operations	(12,787)	(2,235)	(49,321)	(5,610)
Other (income) expense:
Other (income) expense	(13)	1	31	1
Interest expense - related party	—	94	99	205
Change in fair value of notes and derivative - related party	—	4,825	11,051	5,656
Change in fair value of Series A tranche liability	—	—	5,476	—

Total other (income) expense	(13)	4,920	16,657	5,862

Net loss	(12,774)	(7,155)	(65,978)	(11,472)

Deemed dividend	—	—	(1,552)	—

Net loss attributable to common shareholders	$(12,774)	$(7,155)	$(67,530)	$(11,472)

Net loss	$(12,774)	$(7,155)	$(65,978)	$(11,472)
Unrealized gain (loss) on marketable securities	6	—	6	—
Foreign currency translation	23	—	11	—

Comprehensive loss	$(12,745)	$(7,155)	$(65,961)	$(11,472)

Net loss per share attributable to common shareholders, basic and diluted	$(3.17)	$(3.58)	$(19.81)	$(5.82)

Shares used to compute basic and diluted net loss per share attributable to common shareholders	4,026,083	1,998,548	3,409,036	1,971,081

Ventyx Biosciences, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2021	2020
Cash, cash equivalents and marketable securities	$141,952	$244
Working capital	133,850	(1,158)
Total assets	148,709	245
Total liabilities	11,809	30,899
Accumulated deficit	(100,031)	(32,501)
Total convertible preferred stock and stockholders’ deficit	136,900	(30,654)